UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2014

Intellicheck Mobilisa, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-15465 (Commission File Number)	11-3234779 (IRS Employer Identification No.)

191 Otto Street, Port Townsend, WA 98368

(Address of principal executive offices) (Zip code)

(360) 344-3233

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2014, Intellicheck Mobilisa, Inc. (the “Company”) announced that the board of directors of the company had named William H. Roof, PhD as its Vice President and Chief Operating Officer. Mr. Roof will assume this position on August 11, 2014.

Dr. Roof, aged 60, previously served as the Company’s Senior Vice President and Chief Scientist from May 2009 to April 2011. Dr. Roof most recently served, since April 2011, as the Chief Technology Officer of Tech Flow, Inc., a provider of information technology services to the government in business and process analysis, program management, user interaction design, software development, systems O&M and technology support services.

In connection with becoming the Company’s Chief Operating Officer, Dr. Roof and the Company have entered into an employment agreement, effective August 11, 2014 (the “Agreement”). The Agreement provides for a base salary of $200,000 per year. The Agreement also provides for certain potential annual incentive compensation awards with payment up to a maximum combined total value of 50% of the base salary (prorated for the actual period of employment and in the form of stock or cash as determined by the board of directors) under terms identified by Company and based on achievement of goals identified by the board of directors or its designee.

Dr. Roof will also, on his first day of employment, August 11, 2014, be granted an option to purchase 130,000 shares of the Corporation’s common stock under the Company’s 2006 Equity Incentive Plan.

The Agreement also provides for certain severance payments in the event Dr. Roof is terminated without cause including pay for twelve (12) months, and reimbursement for certain living expenses and relocation advances and expenses in certain situations.

A copy of Dr. Roof’s employment agreement will be filed as an exhibit to the Form 10-Q for the three months ended September 30, 2014. The foregoing summary is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated August 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 8, 2014	INTELLICHECK MOBILISA, INC.

By: /s/ Bill White
Bill White
Chief Financial Officer